EXHIBIT 10.1

DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (the “Agreement”) is made as of this 16th day of June, 2014 by and among MIDWEST ENERGY EMISSIONS CORP., a Delaware corporation (the “Company”), RICHARD MACPHERSON, an individual (“MacPherson”), 3253517 NOVA SCOTIA LIMITED, a Nova Scotia corporation (the “Nova Scotia Company”) and EASTERN EMISSIONS CONSULTANTS INCORPORATED, a Nova Scotia corporation (“Eastern Emissions”).

RECITALS

WHEREAS, MacPherson is the controlling principal of each of the Nova Scotia Company and Eastern Emissions;

WHEREAS, pursuant to a Conversion Agreement entered into as of June 27, 2013 by and among the Company, MacPherson and the Nova Scotia Company, (i) certain principal owing on advances payable to MacPherson and the Nova Scotia Company were converted into 12% Convertible Promissory Notes, (ii) certain of such principal owing was agreed to be forgiven, (iii) $4,167.35 of remaining principal owing was agreed to continue to be carried on the books of the Company and remain a liability due to MacPherson but will not longer accrue interest after the date thereof (the “Remaining Principal”), and (iv) accrued interest on all of such advances was agreed to continue to be carried on the books of the Company and remain a liability due to MacPherson which accrued interest as of the date hereof totals $216,502.00 (the “Accrued Interest”);

WHEREAS, in addition thereto, the Company owes MacPherson $10,500.00 in the aggregate for certain truck rental fees incurred in 2011 (the “Truck Rental Fees”);

WHEREAS, pursuant to a Consulting Agreement entered into as of January 10, 2012 by and between the Company and Eastern Emissions, the Company has agreed to pay Eastern Emissions a consulting fee of $15,000 per month for three years commencing as of November 1, 2011;

WHEREAS, the unpaid consulting fees thereunder through December 31, 2013 total $150,000.00 (the “2013 Unpaid Fees”);

WHEREAS, immediately prior hereto, MacPherson assigned and transferred to the Nova Scotia Company all of his right, title and interest in and to the Remaining Principal, Accrued Interest and the Truck Rental Fees;

WHEREAS, immediately prior hereto, Eastern Emissions assigned and transferred to the Nova Scotia Company all of its right, title and interest in and to the 2013 Unpaid Fees;

WHEREAS, as a result thereof, the aggregate amount owing from the Company to the Nova Scotia Company for the Remaining Principal, Accrued Interest, Truck Rental Fees and 2013 Unpaid Fees totals $381,169.35;

WHEREAS, the Company has requested that the Nova Scotia Company convert all of such amount owing into securities of the Company, and the Nova Scotia Company is willing to accept such securities in lieu of receiving cash payment for such amount owing in full satisfaction thereof and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Adoption of Recitals. The foregoing recitals, which are hereby adopted and confirmed, are incorporated into and made part of this Agreement as if fully set forth at length herein.

2. Conversion. The Nova Scotia Company hereby agrees to convert the aggregate amount owing from the Company for the Remaining Principal, Accrued Interest, Truck Rental Fees and 2013 Unpaid Fees which totals $381,169.35 into 346,518 Units of the Company at a conversion price of $1.10 per Unit with each Unit consisting of (i) one (1) share (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) a warrant (the “Warrants”) to purchase one (1) share of Common Stock (the “Warrant Shares”), at an exercise price of $1.10 per Warrant Share (the “Exercise Price”). Each Warrant shall be immediately exercisable upon issuance at an Exercise Price of $1.10 per Warrant Share and expires on the date which is five years after issuance and shall contain such other terms and conditions as set forth therein. It is understood and agreed that the Units being acquired hereunder have the same terms as the units being offered to certain accredited investors of the Company pursuant to a Confidential Private Placement Subscription Booklet dated March 19, 2014, a copy of which has been provided to the Nova Scotia Company.

3. Subscription Documents. Subject to the completion by the Nova Scotia Company of the appropriate Subscription Agreement and Investor Questionnaire, the Company hereby agrees to accept and execute the Subscription Agreement and promptly issue such number of Units to the Nova Scotia Company as set forth therein.

4. Satisfaction of Obligations. Subject to the complete execution and delivery of the Subscription Agreement and the issuance and delivery of the Units, all of the obligations of the Company with respect to the Remaining Principal, Accrued Interest, Truck Rental Fees and 2013 Unpaid Fees are considered satisfied in full, discharged and cancelled.

5. Representations and Warranties of the Company. The Company hereby represents and warrants to each of MacPherson, the Nova Scotia Company and Eastern Emissions as follows:

(a) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by MacPherson, the Nova Scotia Company and Eastern Emissions, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditors’ rights generally and by general principles of equity.

(b) No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the articles of incorporation or bylaws of the Company; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any material contract or other agreement to which the Company is a party or by or to which it or any of its assets or properties may be bound or subject; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, the Company or upon the properties or business of the Company; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of the Company.

6. Representations and Warranties of MacPherson, the Nova Scotia Company and Eastern Emissions. Each of MacPherson, the Nova Scotia Company and Eastern Emissions hereby represents and warrants to the Company as follows:

(a) Authority. MacPherson has all the right, power and capacity, and each of the Nova Scotia Company and Eastern Emissions has all requisite corporate power and authority, to execute and deliver this Agreement and consummate the transactions contemplated hereby. Each of MacPherson, the Nova Scotia Company and Eastern Emissions has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of each of MacPherson, the Nova Scotia Company and Eastern Emissions, enforceable against each of MacPherson, the Nova Scotia Company and Eastern Emissions in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditors’ rights generally and by general principles of equity.

(b) No Prior Transfer. Each of MacPherson, the Nova Scotia and Eastern Emissions has not transferred any right, title or interest in and to the Remaining Principal, Accrued Interest, the Truck Rental Fees and the 2013 Unpaid Fees to any other party or incurred any obligation to do so, except as set forth herein.

(c) Tax Liability. Each of MacPherson, the Nova Scotia Company and Eastern Emissions acknowledges that it has reviewed with its own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement, and that it is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Each of MacPherson, the Nova Scotia Company and Eastern Emissions understands that it (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

7. Survival. The representations and warranties in Sections 5 and 6 shall survive the execution and delivery of this Agreement.

8. Miscellaneous.

(a) Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

(b) This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, supersedes any and all prior discussions, and may not be modified or amended except in writing and signed by the parties hereto.

(c) Any notice or communication under this Agreement must be in writing and sent (i) by mail, postage prepaid and registered or certified with return receipt requested, (ii) by overnight courier, (iii) by facsimile or email, or (iv) by delivering the same in person. Notices shall be sent to the last known addresses of the parties or to such other address or addresses as any party may designate by notice as provided above.

(d) Each party to this Agreement shall perform any and all acts and execute and deliver any and all documents as may be necessary and proper under the circumstances in order to accomplish the intents and purposes of this Agreement and to carry out its provisions.

(e) This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(f) This Agreement shall be governed and construed under the laws of the State of Delaware.

(g) If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement or the remainder of the provision held void or unenforceable in part shall continue in full force and effect.

(h) No waiver by any party, whether express or implied, of any provision of this Agreement, or of any breach or default, shall constitute a waiver or a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

(i) Each of the parties hereto represents, warrants and covenants that it has had ample opportunity to consider entering into this Agreement and has had an opportunity to consult with counsel regarding this Agreement prior to executing the same. Each of MacPherson, the Nova Scotia Company and Eastern Emissions understands and agrees that Kaye Cooper Kay & Rosenberg, LLP, the draftsperson of this Agreement, has prepared this Agreement on behalf of the Company and is not representing any of the other parties in an individual capacity in the negotiation and consummation of the transactions hereunder. The parties further agree that any rule that provides that an ambiguity within a document will be interpreted against the party drafting such document shall not apply.

(j) This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement. The counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MIDWEST ENERGY EMISSIONS CORP.

By: /s/ Richard H. Gross
Name: Richard H. Gross
Title: Chief Financial Officer

/s/ Richard MacPherson
RICHARD MACPHERSON

3253517 NOVA SCOTIA LIMITED

By: /s/ Richard MacPherson
Name: Richard MacPherson
Title: President

EASTERN EMISSIONS CONSULTANTS
INCORPORATED

By: /s/ Richard MacPherson
Name: Richard MacPherson
Title: President